Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-147543 of our reports dated February 28, 2008, relating to the financial statements and financial statement schedule of Whiting Petroleum Corporation, and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Denver, Colorado
April 21, 2008